EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 5th day of May, 2023, by and between Bowlero Corp., a Delaware corporation (the “Company”), and Robert Lavan (the “Executive”).
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.Effective as of the Effective Date (as defined in Section 2), this Agreement shall govern the employment relationship between the Executive and the Company.
B.The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.Retention and Duties.
1.1Retention. The Company hereby hires, engages and employs the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.
1.2Duties; Location. For a transition period (the “Transition Period”) beginning on the Effective Date (as such term is defined in Section 2) and ending on the date on which the Company files with the Securities and Exchange Commission its quarterly report on Form10-Q for the fiscal quarter ended April 2, 2023, the Executive shall (a) serve the Company as its Chief Financial Officer Designate, (b) report directly to the President, Vice Chairman and Chief Financial Officer of the Company and (c) have such duties as may reasonably assigned by the Chief Financial Officer. For the period beginning on the day immediately following the last day of the Transition Period and ending on the last day of the Period of Employment (as such term is defined in Section 2), the Executive shall (i) serve the Company as its Chief Financial Officer, (ii) have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Financial Officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may reasonably assign from time to time, and (iii) report directly to the President and Vice Chairman of the Company. The Executive may work remotely from any location; provided that the Executive acknowledges and agrees to travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s headquarters and other locations as necessary.
1.3No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote substantially all of his business time, energy and skill to the performance of the Executive’s duties for the Company, and shall hold no other employment.
2.Period of Employment. The Executive’s employment with the Company will commence on a date to be mutually agreed between the parties, but in no event later than May 11, 2023 (the actual date on which Executive’s employment commences, the “Effective Date”), and will end at the close of business on the second (2nd) anniversary of the Effective Date (such anniversary date, the “Expiration Date”). The “Period of Employment” shall mean the period beginning on the Effective Date and ending on the Expiration Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.Compensation.
3.1Base Salary. During the Period of Employment, and for the Executive’s services to the Company, the Company shall pay the Executive a base salary at an annualized rate of $625,000 (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.
3.2Annual Bonus. During the Period of Employment, for each fiscal year commencing with fiscal year 2023 (which commenced on July 4, 2022), the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”). The target amount of the Annual Bonus shall equal 75% of the Base Salary. The actual amount of the Annual Bonus earned for a fiscal year shall be based on the achievement of performance targets established by the Compensation Committee of the Board in accordance with the terms of the Company’s annual incentive plan. Any Annual Bonus earned for a fiscal year shall be paid to the Executive no later than two and a half (2.5) months after the end of such fiscal year. Notwithstanding the foregoing, any Annual Bonus earned for fiscal year 2023 shall be prorated to reflect the number of calendar days in such fiscal year beginning with the Effective Date.
3.3Equity Awards. On the Effective Date, the Company shall grant to the Executive, pursuant to the Bowlero Corp. 2021 Omnibus Incentive Plan and a stock option award agreement substantially in the form attached hereto as Annex 1, an option to purchase a number of shares of Class A Common Stock of the Company, which number of shares shall be determined by the Company based on a target option value of $2,000,000 as of the Expiration Date. The Executive shall also be eligible to receive additional awards under the Company’s long-term equity incentive program as in effect from time to time.
4.Benefits.
4.1Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and fringe and any other employee benefit plans and programs, made available by the Company to employees generally, in accordance with the generally applicable eligibility and participation provisions of such plans, and as such plans or programs may be in effect from time to time.
4.2Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company under this Agreement, subject to the Company’s expense reimbursement policies in effect from time to time.
5.Termination.
5.1Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (a) with Cause (as such term is defined in Exhibit A); or (b) upon not less than thirty (30) days prior written notice to the Executive, without Cause; or (c) in the event of the Executive’s death. The Company may, if it so chooses, place the Executive on paid leave of absence for any such thirty (30) day notice period referred to in clause (b) above (or any portion of such period). This provision supersedes Section 1 of the Confidentiality Agreement (as such term is defined in Section 6.1 hereof).

5.2Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive, with or without Good Reason, upon not less than thirty (30) days prior written notice to the Company; provided, however, that in the case of a termination for Good Reason (as such term is defined in Exhibit A), the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.
5.3Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Termination Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a)The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations (as such term is defined in Exhibit A).
(b)Subject to Section 5.3(c), if, during the Period of Employment, the Executive’s employment is terminated by the Company without Cause, or as a result of a resignation by the Executive for Good Reason, the Company shall pay the Executive (in addition to the Accrued Obligations) the following:
(i)subject to tax withholding and other authorized deductions, an amount (the “Severance Benefit”) equal to 100% of the Executive’s Base Salary at the rate in effect on the Termination Date. Subject to Section 18.1, the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of) twelve (12) consecutive months with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service (as such term is defined in Exhibit A) (and which amount shall include payment of any amounts that would otherwise be due prior thereto); and
(ii)if the Executive and any of the Executive’s eligible dependents, in each case, who participate in the Company’s (or any Affiliate’s) medical, dental, vision and prescription drug plans as of the Termination Date, timely elect coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for such plans, the Company shall pay directly, or reimburse the Executive for, such COBRA premiums (on a monthly basis) for twelve (12) months; provided that in no event shall the Company’s obligations pursuant to this paragraph extend beyond the period in which the Company (or any Affiliate) is required to provide COBRA coverage to the Executive and/or any of his eligible dependents; and provided, further, that the first payment or reimbursement shall be made on the sixtieth (60th) day following the Executive’s Separation from Service (and which amount shall include payment of any amounts that would otherwise be due prior thereto).
(c)If, during the Change in Control Period (as such term is defined in Exhibit A), the Executive’s employment with the Company is terminated by the Company without Cause, or as a result of a resignation by the Executive for Good Reason, the Company shall pay the Executive (in addition to the Accrued Obligations) the following:
(i)subject to tax withholding and other authorized deductions, an amount (the “CIC Severance Benefit”) equal to 100% of the Executive’s Base Salary at the rate in effect on the Termination Date. Subject to Section 18.1, the Company shall pay the CIC Severance Benefit to the Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service; and
(ii)if the Executive and any of the Executive’s eligible dependents, in each case, who participate in the Company’s (or any Affiliate’s) medical, dental, vision and prescription drug plans as of the Termination Date, timely elect coverage under COBRA for such plans, the Company shall pay directly, or reimburse the Executive for, such COBRA premiums (on a monthly basis) for twelve (12) months; provided that in no event shall the Company’s obligations pursuant to this paragraph extend beyond the period in which the Company (or any Affiliate) is required to provide COBRA coverage to the Executive and/or any of his eligible dependents; and provided, further, that the first payment or reimbursement shall be made on the sixtieth (60th) day following the Executive’s Separation from Service (and which amount shall include payment of any amounts that would otherwise be due prior thereto).
(d)Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches, at any time, the Executive’s obligations under the Confidentiality Agreement (as such term is defined in Section 6.1) or Section 6.2 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit under Section 5.3(b) or the CIC Severance Benefit under Section 5.3(c); provided, however, that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit or CIC Severance Benefit payment, as applicable, of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(e)The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any) or any other retirement or pension plan; and (iv) any right to indemnification the Executive may have from the Company or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company or its affiliates, including, without limitation, pursuant to Section 19 hereof.
5.4Release; Exclusive Remedy.
(a)This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3, the Executive shall provide the Company with a valid, executed customary written separation and release agreement in the form provided by the Company (the “Release”) following such last day of employment, and the Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provided the form of Release to the Executive.
(b)The Executive agrees that the payments contemplated by Section 5.3 shall (if the Release contemplated by Section 5.4(a) is signed and becomes effective and the severance amounts are paid in accordance with their terms) constitute the exclusive and sole remedy for any termination of the Executive’s employment and, in such case, the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing herein shall affect the Executive’s rights as a stockholder of the Company (or the rights of any stockholder in which the Executive has a direct or indirect beneficial interest). The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Termination Date, as an officer and director of the Company and any Affiliate, and as a fiduciary of any benefit plan of the Company or any Affiliate, and to promptly execute and provide to the Company any further documentation, as reasonably required by the Company, to confirm such resignation.
5.5Notice of Termination; Paid Leave. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other parties. This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination, as well as the effective date of termination. If the Company terminates the Executive’s employment pursuant to clause (b) of Section 5.1, or if the Executive provides notice of termination pursuant to Section 5.2, the Company may place the Executive on paid administrative leave during the applicable notice period and such leave shall not constitute grounds for a resignation by the Executive for Good Reason.
6.Protective Covenants.
6.1Confidentiality Agreement. As a condition to the Executive’s employment by the Company hereunder, effective as of the Effective Date, the Executive hereby agrees to enter into a Confidential Information and Work Product Assignment Agreement (the “Confidentiality Agreement”).
6.2Cooperation. For five (5) years following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and the Subsidiaries (as such term is defined in Exhibit A) in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any of them with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Subsidiary; or (b) any audit of the financial statements of the Company or any Subsidiary with respect to the period of time when the Executive was employed by the Company. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.2, including lodging and meals, upon the Executive’s submission of receipts.
7.Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and, other than as set forth below, shall not be assignable by the Company without the prior written consent of the Executive. The obligations under this Agreement shall be assignable by the Company to, and only to, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto which assumes and agrees to perform this Agreement by operation of law or otherwise.
9.Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
12.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.Entire Agreement. On and following the date hereof, (i) this Agreement, including its attachments and exhibits (together, the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope, (ii) the Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, that certain letter agreement, dated as of March 24, 2023, by and between the parties, (iii) any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect, and (iv) there are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein or in the Integrated Document.
14.Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. The Executive may not consent to any such amendment, modification or change on behalf of the Company.
15.Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.Arbitration; Waiver of Jury Trial.
16.1Arbitration. The Executive and the Company hereby agree that any and all controversies, claims or disputes with anyone arising out of, relating to or resulting in any manner from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including any breach of this Agreement, (including any dispute with any employee, officer, shareholder, affiliate or benefit plan of the Company in their capacity as such or otherwise) shall be subject to binding arbitration under the arbitration rules set forth in applicable state or federal law (the “Rules”). Disputes which the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.
16.2Procedure. The parties hereby agree that any arbitration will be administered by a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., New York, New York, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and such selection shall be in a manner consistent with the JAMS rules applicable to employment disputes. Any arbitration pursuant to this Section 16 shall take place in New York, New York. The parties agree that the Arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the Arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Company agrees that it will pay for any administrative or hearing fees unique to arbitration, including any filing fees or arbitrator fees associated with any arbitration brought under this Section 16. The Arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that JAMS rules applicable to employment disputes conflict with the Rules, the Rules shall take precedence. The decision of the Arbitrator shall be in writing and shall set forth the bases for the Arbitrator’s decision. This provision supersedes paragraph 22 of the Confidentiality Agreement.

16.3Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, the Executive and the Company will not be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the Arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the Arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. The decision of the Arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the parties and that judgment may be entered on the award of the Arbitrator in any court having proper jurisdiction.
16.4Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the parties agree that any party may also petition the court for injunctive relief in aid of arbitration where either party alleges or claims a violation of this Agreement or any other agreement between the Executive, on the one hand, and the Company, on the other hand, regarding trade secrets or confidential information. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore, and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees to the extent permitted by applicable law.
16.5Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the state Workers’ Compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
16.6Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
17.Notices Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to the Company:

Bowlero Corp.
Attention: Chief Legal Officer
7313 Bell Creek Road
Mechanicsville, VA 23111
if to the Executive, to the address most recently on file in the Company’s payroll records.

18.Section 409A.
18.1If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 18.1 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 18.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
18.2Except to the extent any reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, any such reimbursement or in-kind benefit due to the Executive hereunder (A) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred, and (B) shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursement or in-kind benefit that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.
18.3It is intended that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
18.4For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.
18.5Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.
19.Indemnification.
19.1The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the date hereof, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted and authorized by the Company’s charter, bylaws or Board resolutions against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Company or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.
19.2Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 19.1 that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.
19.3During the Period of Employment and for a period of six (6) years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive if and to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company.
19.4The provisions of this Section 19 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive and shall survive any termination of this Agreement.
20.Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
21.Legal Counsel; Mutual Drafting Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has had the opportunity to consult with legal counsel of such party’s choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
22.Further Assurances Each party shall execute and cause to be delivered to each other party hereto such documents and other instruments and take such further actions as may be reasonably necessary to carry out the provisions hereof.
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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.
“COMPANY”
Bowlero Corp., a Delaware corporation
By: /s/ Brett I. Parker
Name: Brett I. Parker
Title: President and Vice Chairman
“EXECUTIVE”
/s/ Robert Lavan
Robert Lavan
Signature Page to Employment Agreement

EXHIBIT A
Certain Definitions
For purposes of this Agreement the following terms have the following meanings:
“Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Termination Date;
(ii)    other than in the event of the Executive’s termination by the Company for Cause or by the Executive without Good Reason, any Annual Bonus payable pursuant to Section 3.2 with respect to the fiscal year immediately preceding the fiscal year in which the Termination Date occurs that had not previously been paid, paid when Annual Bonus payments are made to active employees but in no event later than December 31 of the calendar year in which the Termination Date occurs;
(iii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive through the Termination Date; and
(iv)    any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Company.
Subject to Section 18, all amounts in (i) and (iii) shall be paid promptly after the Termination Date, the amount in (ii) shall be paid in accordance with (ii), and the amounts and benefits in (iv) shall be paid or provided in accordance with their terms.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“Cause” shall mean that, during the Period of Employment, any of the following events exists or has occurred:
(i)    the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)    the Executive willfully commits an act of fraud, dishonesty or other act of willful misconduct in the course of the Executive’s duties hereunder that has an adverse impact on the Company or any Affiliate that is not immaterial, after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has willfully committed such act;
(iii)    the Executive willfully fails to perform the Executive’s duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board, in either case after the Company has delivered to the Executive a written demand for performance which describes the basis for the Board’s belief that the Executive has violated the Executive’s obligations to the Company, or failed to comply with any such directives, as applicable, and the Executive fails to cure
Ex. A-1

such alleged violation or failure within thirty (30) days after receipt of such notice; or
(iv)    any material breach by the Executive of (A) this Agreement, (B) the Confidentiality Agreement or (C) any material Company policy that was communicated to the Executive in writing that, in each case, (x) has or could reasonably be expected to have an adverse impact on the Company or any Affiliate that is not immaterial and (y) after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has materially breach this Agreement or such policy, and the Executive fails to cure such alleged breach within thirty (30) days after receipt of such notice.
However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
“Change in Control” has the meaning assigned to it in the Bowlero Corp. 2021 Omnibus Incentive Plan.
“Change in Control Period” means the 24-month period immediately following a Change in Control.
“Good Reason” means a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions caused by the Company:
(i)a material diminution in the Executive’s authority, duties, responsibilities or status; provided that the Company ceasing to be a publicly traded company will not, in and of itself, constitute a material diminution in the Executive’s authority, duties, responsibilities or status; or
(ii)A reduction in Executive’s Base Salary that is in excess of 10% of Executive’s Base Salary unless such reduction is part of a broader reduction in salaries impacting other senior executives of the Company; or
(iii)a change in the Executive’s reporting line such that the Executive no longer reports to the President, Vice Chairman, Chief Executive Officer, or Board of the Company; or
(iv)    any requirement that the Executive not be permitted to work remotely (other than travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s headquarters and other locations as necessary);
provided, however, that the existence of the condition or conditions described in provisions (i) and (ii) above shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days after the Executive has (or reasonably should have) knowledge of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days after the Executive has (or reasonably should have) knowledge of the initial existence of the condition claimed to constitute Good Reason.
Ex. A-2

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Separation from Service” means a “separation from service” (within the meaning of Section 409A of the Code).
“Subsidiary” means any corporation or entity in which the Company owns or controls directly or indirectly fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
Ex. A-3

Annex 1
BOWLERO CORP.
2021 OMNIBUS INCENTIVE PLAN
OPTION AWARD AGREEMENT

    Pursuant to the Notice of Option Grant (“Grant Notice”) and this Option Award Agreement (this “Award Agreement”), Bowlero Corp. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant an Option (the “Option”) under the Bowlero Corp. 2021 Omnibus Incentive Plan (the “Plan”) with respect to the number of Shares indicated in the Grant Notice. The Option represents the right to purchase the number of Shares indicated in the Grant Notice, on the terms and conditions set forth in this Award Agreement and the Plan. The Option is granted to the Participant effective as of the Date of Grant. Capitalized terms not defined in this Award Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.
1.Vesting; Exercise.
(a)Vesting. The Option will vest and become exercisable as follows:
(i)Tranche 1 will vest and become exercisable in one-half installments on each of the first and second anniversaries of the Date of Grant.
(ii)Tranche 2 will vest and become exercisable in one-half installments on each of the first and second anniversaries of the Date of Grant.
(iii)Tranche 3 will vest and become exercisable in one-half installments on each of the first and second anniversaries of the Date of Grant.
(b)Method of Exercise and Form of Payment.  No Shares will be delivered pursuant to any exercise of the Option until the Participant has paid in full to the Company the exercise price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms hereof. The exercise price and all applicable required withholding taxes will be payable (i) in cash, check, cash equivalent and/or in shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares in lieu of actual delivery of such shares to the Company); provided that such shares are not subject to any pledge or other security interest, (ii) if there is a public market for the Shares at such time, subject to the Company’s Securities Trading Policy and applicable law, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes, or (iii) by such other method as the Committee may permit, including without limitation: (A) in other property having a Fair Market Value equal to the exercise price and all applicable required withholding taxes or (B) by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price and all applicable required withholding taxes. Any fractional Shares resulting from the application of this Section 1(b) will be settled in cash.
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2.Termination of Employment.
(a)Subject to Section 2(b), if the Participant’s employment with the Company terminates at any time, the unvested portion of the Option will be canceled immediately and the Participant will not be entitled to receive any payments with respect thereto.
(b)If, during the Change in Control Period, the Participant’s employment is terminated by the Company without Cause (and other than due to the Participant’s death or Disability), or as a result of a resignation by the Participant for Good Reason, the Option will become fully vested and exercisable as of immediately prior to such termination. “Change in Control Period”, “Cause” and “Good Reason” have the meanings assigned to them in the Employment Agreement, dated as of [●], 2023, by and between the Company and the Participant.
3.Expiration.
(a)Option Period. In no event will all or any portion of the Option be exercisable after the tenth anniversary of the Date of Grant (such ten-year period, the “Option Period”); provided, that if the Option Period would expire at a time when trading in the Shares is prohibited by the Company’s Securities Trading Policy (or a Company-imposed “blackout period”), the Option Period will be automatically extended until the 30th day following the expiration of such prohibition (so long as such extension will not violate Section 409A of the Code).

(b)Post-Termination Exercise.

(i)If, prior to the end of the Option Period, the Participant’s employment is terminated by the Company without Cause or by the Participant for any reason, then the Option will expire on the earlier of the last day of the Option Period and the date that is 90 days after the date of such termination; provided, however, that if the Participant is subsequently rehired, reappointed or reengaged by the Company or any Affiliate within 90 days following such termination and prior to the expiration of the Option, the Participant will not be considered to have undergone a termination of employment.

(ii)If (A) the Participant’s employment with the Company is terminated prior to the end of the Option Period on account of the Participant’s Disability, (B) the Participant dies while still employed by the Company or (C) the Participant dies following a termination described in subsection (A) above but prior to the expiration of the Option, the Option will expire on the earlier of the last day of the Option Period and the first anniversary of the date of death or termination on account of Disability, as applicable.

(iii)If the Participant’s employment is terminated by the Company for Cause, the Option will expire immediately on such termination.

4.Rights as a Stockholder. The Participant will have no voting rights with respect to the Option unless and until the Participant becomes the record owner of the Shares subject to the Option.
5.Tax Withholding. The Participant will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or exercise of the Option. Without limiting Section 1(b), the Company will be authorized to withhold from the Option the amount (in cash or Shares, or any combination thereof) of applicable withholding
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taxes due in respect of the Option, its exercise or any payment or transfer under the Option and to take such other action (including providing for elective payment of such amounts in cash or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Shares will be withheld with a value exceeding the maximum statutory rates in the applicable tax jurisdictions.
6.Clawback; Forfeiture; Detrimental Conduct. The Option will be subject to the clawback, forfeiture and detrimental conduct provisions set forth in Section 14(t) of the Plan.
7.No Repricing. The Option will be subject to the prohibition on repricing set forth in Section 13(b) of the Plan.
8.Miscellaneous.
(a)Compliance with Legal Requirements. The granting of the Option, and any other obligations of the Company under this Award Agreement, will be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.
(b)Transferability. The Option will be subject to the transfer restrictions set forth in Section 14(b) of the Plan.
(c)Participant’s Employment or Other Service Relationship. Nothing in the Option will confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or any of its Affiliates or stockholders, as applicable, to terminate the Participant’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Participant’s compensation at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Option does not form part of the Participant’s entitlement to compensation or benefits in terms of the Participant’s employment or other service relationship with the Company or its Affiliates.
(d)Waiver. No amendment or modification of any provision of this Award Agreement will be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, will be effective only in the specific instance and for the specific purpose for which made or given.
(e)Section 409A. The Option is not intended to be subject to Section 409A of the Code. This Award Agreement is intended to comply with the requirements of Section 409A of the Code, and the provisions of this Award Agreement will be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement will be operated accordingly. If any provision of this Award Agreement or any term or condition of the Option would otherwise conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, the
Annex 1

tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
(f)Notices. All notices, requests and other communications under this Award Agreement will be in writing and will be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below.

if to the Company, to:

Bowlero Corp.
Attention: Chief Legal Officer
7313 Bell Creek Road
Mechanicsville, VA 23111

if to the Participant, to the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(g)Severability. The invalidity or unenforceability of any provision of this Award Agreement will not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement will be severable and enforceable to the extent permitted by law.
(h)Successors. The terms of this Award Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
(i)Entire Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts the grant of the Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. The Participant acknowledges and agrees that the grant of the Option constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Award Agreement, the Plan terms and provisions will prevail. This Award Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter, including, without limitation, that certain letter agreement, dated as of March 24, 2023, by and between the parties.

(j)Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
(k)Electronic Signature and Delivery. This Award Agreement may be accepted by return signature or by electronic confirmation. By accepting this Award Agreement, the
Annex 1

Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).
(l)Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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Annex 1

BOWLERO CORP.
2021 OMNIBUS INCENTIVE PLAN
NOTICE OF OPTION GRANT

Participant:                Robert Lavan

# of Shares Subject to Option:    [●]1 shares of Class A Common Stock of the Company, par value $0.0001 per share (the “Shares”).

Date of Grant:        [●], 20232

Exercise Price Per Share:        $[●]3 for one-third of the Option (“Tranche 1”)
        $[●]4 for one-third of the Option (“Tranche 2”)
        $[●]5 for one-third of the Option (“Tranche 3”)

Vesting Schedule:    The Option will vest in accordance with the terms of the Award Agreement attached hereto as Annex I. On vesting, the Option will no longer be subject to cancellation pursuant to Section 2(a) of the Award Agreement.

Type of Option:    Nonqualified Stock Option

By signing your name below, you accept the Option and acknowledge and agree that the Option is granted under and governed by the terms and conditions of the Bowlero Corp. 2021 Omnibus Incentive Plan and the Option Award Agreement set forth on Annex I, each of which are hereby made a part of this document. The Option is not intended to qualify as an Incentive Stock Option.

Participant                            Bowlero Corp.

                                By:
                                Title:
1 Note to Draft: Insert number of shares as determined by the Company based on a target option value of $2,000,000 as of the second anniversary of the grant date.
2 Note to Draft: Insert start date of Mr. Lavan’s employment.
3 Note to Draft: Insert closing price of share on grant date plus $2.00.
4 Note to Draft: Insert closing price of share on grant date plus $4.00.
5 Note to Draft: Insert closing price of share on grant date plus $6.50.
Annex 1